UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 4, 2011

AXCAN INTERMEDIATE HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-153896	74-3249870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 Inverness Center Parkway

Suite 310

Birmingham, AL 35242

(Address of Principal Executive Offices, Including Zip Code)

(205) 991-8085

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In connection with the proposed debt financing for the previously announced acquisition of Eurand N.V. (“Eurand”) (collectively, the “Transactions”), Axcan Intermediate Holdings Inc. (the “Company” or “Axcan”) announced today that, as a result of favorable conditions in the debt markets, it would seek to increase the size of its proposed senior secured term loan facility to $500 million and to seek commitments for an additional $250 million delayed-draw senior secured term loan facility. This financing would be in lieu of the previously announced proposed offering of an aggregate amount of $225 million of Axcan’s senior secured notes and a $225 million senior secured term loan facility. The proceeds of the senior secured term loan facility are expected to be used to fund the acquisition, to repay the existing senior secured term loan facility and to pay related fees and expenses, as well as for general corporate purposes. Axcan currently expects that the proceeds of the delayed draw term loan, if drawn, would be used to redeem or repurchase Axcan’s existing 9.25% senior secured notes due March 1, 2015. Any borrowings under the senior secured term loan facility or the delayed-draw facility are expected to be subject to customary conditions. There can be no assurance that the Company will be able to obtain commitments for such increased facility or the delayed-draw facility. In addition, no lender or group of lenders have committed to the financing and there can be no assurance that any such commitments will be provided, or that the Company will enter into such increased facility or the delayed-draw facility or repurchase or redeem any of its existing senior secured notes.

Important Information

This report is neither an offer to purchase nor a solicitation of an offer to sell securities. Investors and Eurand shareholders are strongly advised to carefully read the tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other offer documents) and all amendments thereto filed by Axcan with the U.S. Securities and Exchange Commission (the “SEC”) and the related solicitation/recommendation statement on Schedule 14D-9 and all amendments thereto filed by Eurand with the SEC before any decision is made with respect to the tender offer because they will contain important information. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, have been made available to all shareholders of Eurand at no expense to them from Axcan by directing a request to the information agent for the tender offer, Okapi Partners LLC, 437 Madison Avenue, 28th Floor, New York, New York 10022; Banks and Brokerage Firms, Please Call: (212) 297 0720; Stockholders and All Others, Call Toll-Free: (855) 208 8901; E-mail: info@okapipartners.com.

Forward-Looking Statements

This report contains forward looking statements, including statements regarding the proposed Transactions, its timing and terms and statements regarding the expectations for the combined company. Forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. The words “expects”, “potentially”, “anticipates”, “could”, “calls for” and similar expressions also identify forward-looking statements. These statements are based upon the parties’ current expectations and are subject to risks and uncertainties which could cause actual results and developments to differ materially from those expressed or implied in such statements. Factors that could affect actual results and developments include successful completion of the proposed Transactions on a timely basis, the impact of regulatory reviews on the proposed Transactions, the successful tender of the outstanding ordinary shares of Eurand, the obtaining of any required shareholder approvals and the satisfaction of customary conditions, the ability of the buyer to obtain financing for the proposed Transactions (including the senior secured term loan facility and the delayed-draw senior secured term loan facility) and to achieve synergies and other anticipated benefits following completion of the proposed Transactions, the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal or administrative proceedings, the successful preparation and implementation of an effective integration plan, and any other risks set forth in the parties’ filings with the SEC, including Eurand’s annual report on Form 20-F and periodic reports on Form 6-K and the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the Schedule TO and Schedule 14D-9, in each case together with all amendments thereto, with respect to the proposed tender offer. Investors should evaluate any statement in light of these important factors. Forward-looking statements contained in this report are made as of this date, and, other than as required by applicable law, the parties undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Actual events could differ materially from those anticipated in the forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXCAN INTERMEDIATE HOLDINGS INC.

Date: February 4, 2011

	By:	/s/ Steve Gannon
Steve Gannon
Senior Vice President, Finance, Chief Financial Officer and Treasurer